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                                                                     Exhibit 2.4

                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is entered into by and between AMERICAN GLASSMITH, INC., an Ohio corporation ("Seller"), and AMERICAN GLASSMITH ACQUISITION CORPORATION, a Delaware corporation ("Buyer") and AMERICAN ARCHITECTURAL PRODUCTS CORPORATION, a Delaware corporation ("AAPC"; but only as to the provisions of Section 11.01(a)(v) of this Agreement).

                                    RECITALS

         A. Seller is engaged in the manufacture and sale of decorative glass at its facilities located in Columbus, Ohio (the "Purchased Business").

         B. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, substantially all of the assets owned by Seller and used in the Purchased Business.

                                   PROVISIONS

         NOW, THEREFORE, in consideration of the above Recitals and the provisions contained in this Agreement, Seller and Buyer agree as follows:

                                    ARTICLE I

                                 SALE OF ASSETS

         SECTION 1.01. SALE OF ASSETS. Pursuant to the provisions set forth in this Agreement, at the Closing (as defined in Section 3.01 of this Agreement) Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of the assets, properties and rights (other than the Excluded Assets defined below in Section 1.02 of this Agreement) owned by Seller and used or held for use solely in the operation of the Purchased Business of every kind, character and description, whether tangible, intangible, personal or mixed, and wheresoever located, whether carried on the books of Seller or not carried on the books of Seller, due to expense, full depreciation or otherwise (the "Purchased Assets") including, but not limited to:

                  (a) all rights, title and interests in, to and under the leased real property (the "Leased Real Property") listed in Schedule
         4.05 of the schedules attached to or accompanying this Agreement and any supplement to this Agreement (the "Disclosure Schedules");

                  (b) all machinery and equipment, computer hardware, supplies, spare parts, tools, jigs, patterns, trade fixtures, dies, molds, vehicles (whether titled or untitled), furniture, designs and drawings (the "Equipment");
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                  (c) cash and cash equivalents on hand in banks, certificates of deposit, commercial paper and securities (except for the lockbox account of Seller at First Bank, St. Paul, Minnesota, Account No. 170 2254 7660, which is an Excluded Asset);

                  (d) all accounts and notes receivable (except for Seller's intercompany accounts with affiliates (the "Intercompany Accounts") which are an Excluded Asset);

                  (e) all inventory, raw materials, components, work-in-process, finished goods, service parts and supplies, packaging materials and other similar items (whether new or used) (the "Inventory");

                  (f) all rights, title and interests in, to and under all leases of tools, furniture, machinery, supplies, vehicles, equipment and other items of personal property listed in Schedule 4.06 of the Disclosure Schedules; provided, however, that to the extent the assignment of any such lease or any claim or right or any benefit arising under or resulting from such lease(s) shall require the consent of another party, this Agreement shall not constitute an assignment of such lease(s) if an attempted assignment would constitute a breach of such lease(s) and, in lieu of such consent, Seller shall cooperate with Buyer in any reasonable arrangement designed to provide Buyer the benefits under, or any claim or right arising under such lease(s) (the "Third Party Leases");

                  (g) all rights in, to and under all contracts, agreements, purchase orders, customer orders and work orders listed in Schedule
         4.09 of the Disclosure Schedules; provided, however, that to the extent the assignment of, or any claim or right or any benefit arising under or resulting from, any such contract, agreement, purchase order, customer order or work order shall require the consent or approval of another party to such contract, agreement, purchase order, customer order or work order, this Agreement shall not constitute an assignment, if an attempted assignment would constitute a breach of such contract, agreement, purchase order, customer order or work order and, in lieu of such consent, Seller shall cooperate with Buyer in any reasonable arrangement designed to provide Buyer with the benefits under such contract, agreement, purchase order, customer order or work order, or any claim or right arising thereunder;

                  (h) all prepaid expenses, deposits and other similar items, other than prepaid expenses, deposits and other similar items relating to the Excluded Assets (as defined in Section 1.02 of this Agreement);

                  (i) to the extent legally assignable, all franchises, licenses, permits, certificates, approvals and other governmental authorizations necessary to own or lease and operate the Purchased Assets and to conduct the Purchased Business as it has been conducted by Seller;

                  (j) all of Seller's rights, title and interests in the trade names, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright


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         applications, patents, patent applications, inventions, trade secrets, know-how, business plans and strategies, proprietary processes and formulae, data bases, telephone numbers and all other proprietary technical information, whether patentable or unpatentable, related to the products, services or operations of the Purchased Business as presently conducted;

                  (k) all books and records including, but not limited to, property records, production records, engineering records, environmental compliance records, purchase and sales records, credit data, personnel and payroll records, accounting records, customer lists, customer records and information, supplier lists, parts lists, manuals, correspondence, files and any similar items;

                  (l) except for the computer software system of Seller provided by J.D. Edwards and referenced as an Excluded Asset, all computer programs and a copy of the source code and object code of all such programs, together with all additions, modifications, updates and enhancements thereto; all design specifications including, but not limited to, program descriptions, system flow charts, file layouts, report layouts, screen layouts and all other computer program documentation, all user's manuals, training manuals, sales literature and other system and operations documentation relating to such computer programs;

                  (m) all rights, claims and choses in action against third parties including, but not limited to, all rights against suppliers under warranties covering any of the Inventory or Equipment;

                  (n) all stationery, forms, labels, shipping materials, brochures, art work, photographs, advertising materials and any similar items;

                  (o) all other tangible and intangible assets of Seller relating solely to the Purchased Business, whether or not carried at value or listed on the books and records of Seller, and whether or not in the possession of Seller or others.

         SECTION 1.02. EXCLUDED ASSETS. Seller shall not sell or deliver to Buyer, and Buyer shall not purchase or acquire, the following assets owned by Seller (the "Excluded Assets"):

                  (a) the minute books and stock records of Seller;

                  (b) Seller's insurance policies;

                  (c) all claims and rights to deposits and prepaid expenses relating to any of the other Excluded Assets;

                  (d) Seller's lockbox account more particularly described in
         Section 1.01;

                  (e) the Intercompany Accounts; and


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                  (f) the computer software system of Seller provided by J.D.
         Edwards.

         SECTION 1.03. ASSUMPTION OF OBLIGATIONS OR LIABILITIES. Buyer shall assume and agree to pay or perform only the obligations and liabilities of Seller expressly set forth below (the "Assumed Obligations"). Except for the Assumed Obligations, Buyer shall not assume and shall not be responsible for any other obligation or liability of Seller, direct or indirect, known or unknown, choate or inchoate, absolute or contingent (the "Excluded Liabilities"). The Assumed Obligations are:

                  (a) the Current Liabilities (as defined below); and

                  (b) the obligations or liabilities of Seller in, to and under the leases, contracts, agreements, purchase orders, customer orders and work orders included in the Purchased Assets pursuant to Section 1.01 of this Agreement.

"Current Liabilities" as used in the Agreement shall mean all current liabilities of Seller (including, but not necessarily limited to, accrued expenses and accounts payable) reflected in the Current Year Financial Statements.

         SECTION 1.04. TRANSFER OF TITLE TO THE PURCHASED ASSETS. The sale, assignment, conveyance, transfer and delivery by Seller of the Purchased Assets shall be made at the Closing by such bills of sale, assignments, licenses, endorsements and other appropriate instruments of transfer as shall be necessary to vest in Buyer, as of the Closing Date, good and marketable title to the Purchased Assets, free and clear of any liens, charges and encumbrances, except for the Assumed Obligations.

                                   ARTICLE II

                                 PURCHASE PRICE

         SECTION 2.01. THE PURCHASE PRICE. Subject to the adjustment provisions of Section 2.03 of this Agreement, as consideration for the purchase of the Purchased Business, Buyer shall pay to Seller an amount equal to the net book value of the Purchased Assets, adjusted to the Closing Date, plus Three Hundred Seventy-Five Thousand Dollars ($375,000.00) (the "Cash Purchase Price"), plus the assumption of the Assumed Obligations (the "Purchase Price"), allocated as set forth on Schedule 2.01 of the Disclosure Schedules.

         SECTION 2.02. PAYMENT OF THE PURCHASE PRICE. The Purchase Price shall be paid to Seller as follows:

                  (a) At the Closing, Seller shall deliver to Buyer a closing statement as of the Closing Date (which shall be attached to this Agreement as Schedule 2.02(a)) setting forth


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         in detail Seller's good faith estimate of the net book value of the
         Purchased Assets as of the Closing Date and the Purchase Price based thereon.

                  (b) At the Closing, Buyer shall pay to Seller a cash closing payment (the "Closing Payment") equal to the Cash Purchase Price. Payment shall be made by wire transfer at the time of Closing on the Closing Date.

                  (c) Within ten (10) business days following the determination of the Final Purchase Price (as defined in Section 2.03(a) below), Buyer shall pay to Seller, by wire transfer or other method of payment acceptable to Seller, an amount equal to the excess, if any, of the Final Purchase Price over the Closing Payment; provided, however, if the Final Purchase Price is less than the Closing Payment, Seller shall pay to Buyer, by wire transfer or other method of payment acceptable to Buyer, within ten (10) business days, the amount by which the Final Purchase Price is less than the Closing Payment. If Buyer or Seller, as the case may be, shall fail to pay the amount due and owing in accordance with this Section 2.02(c), such unpaid amount shall bear interest at the rate of twelve percent (12%) per annum from the due date of such payment until paid in full.

         SECTION 2.03. CALCULATION OF THE FINAL PURCHASE PRICE.

                  (a) Within sixty (60) calendar days of the Closing Date, Seller shall deliver to Buyer a balance sheet of the Purchased Business as of November 30, 1997 (the "Final Balance Sheet"), prepared in the same format as the Current Year Financial Statements. Along with the Final Balance Sheet, Seller shall deliver to Buyer Sellers' calculation of the final Purchase Price based upon the Final Balance Sheet, setting forth the amount of the aggregate net book value of the Purchased Assets as of the Closing Date, based upon the Final Balance Sheet (the "Final Purchase Price"). For purposes of determining the Final Purchase Price, the net book value of the Purchased Assets shall be determined in a manner consistent with past practices of Seller.

                  (b) Unless Buyer shall deliver to Seller a written statement of Buyer's objections to the Final Balance Sheet or Seller's determination of the Final Purchase Price (collectively, the "Closing Information") within sixty (60) calendar days after receipt by it of the Closing Information, the Closing Information shall be deemed to be final and binding for all purposes of this Agreement. If Buyer and Seller are unable to agree upon the Closing Information, each party shall, within fifteen (15) calendar days after expiration of the sixty
         (60) day period referred to above, submit proposed Closing Information to Deloitte Touche or such other party as the parties may mutually select (the "Accounting Arbitrator"), together with any other such documentation each such party determines to be necessary. The Accounting Arbitrator shall prepare the Closing Information in accordance with the provisions of this Agreement (and shall not be constrained by the Closing Information submitted to it by the parties hereto, except to the extent that the parties have agreed on a particular matter) within twenty-five (25) calendar days of the submission of the above materials to it. Any decision


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         rendered by the Accounting Arbitrator pursuant hereto shall be final and binding between the parties for the purpose of determining the Closing Information (including the Final Purchase Price). The parties shall equally split the fees and expenses of the Accounting Arbitrator; provided, however, in the event a party did not pursue its position in the disputed matter in good faith, the fees and expenses of the Accounting Arbitrator may be allocated solely to such party acting in bad faith, at the sole discretion of the Accounting Arbitrator.

                  (c) The parties to this Agreement, each at its own expense, shall cooperate fully in any audit performed by the Accounting Arbitrator in connection with Buyer's review of the Closing Information and shall make available to the Accounting Arbitrator all working papers, data and such other information as may be reasonably necessary or desirable in connection with such audit.

         SECTION 2.04. TAXES. Seller shall pay all income and transfer taxes, if any, arising out of the sale of the Purchased Business to Buyer, if any.

                                   ARTICLE III

                                     CLOSING

         SECTION 3.01. THE CLOSING. Subject to the provisions of Article XI of this Agreement, the consummation of the transactions contemplated by this Agreement (the "Closing") shall occur at the offices of American Architectural Products Corporation, c/o 812 Huron Road, East, No. 880, Cleveland, Ohio, on or before December 15, 1997, or as otherwise agreed to by Buyer and Seller (the "Closing Date"). Upon mutual agreement of the parties, the Closing may take place by facsimile; in which case a facsimile signature shall be deemed an original of such signature. In the event of a facsimile closing, each party agrees to execute an original counterpart of each Closing document immediately following the Closing Date.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Seller represents and warrants to Buyer as follows:

         SECTION 4.01. ORGANIZATION; POWER. Seller is a corporation duly organized, validly existing, and in good standing under the laws of Ohio and is qualified as a foreign corporation and in good standing in every other state where the failure to so qualify would have a material adverse effect on the financial condition, business, assets or results of operations of the Purchased Business taken as a whole (a "Material Adverse Effect"). Seller has all of the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as it is now being conducted.


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         SECTION 4.02. AUTHORITY, NO VIOLATION, ETC.

         (a) This Agreement and the other agreements and documents to be executed and delivered by Seller pursuant to the provisions of this Agreement constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective provisions, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles of general application affecting the rights of creditors and (ii) general principles of equity affecting the right to specific enforceability of any of the remedies contained herein and therein. Except as set forth on Schedule 4.02(a) of the Disclosure Schedules, the execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement and compliance by Seller with the provisions of this Agreement will not:

                  (i) result in a default or give rise to any right of termination, cancellation or acceleration under any of the provisions of any note, lien, bond, mortgage, indenture, license, lease, agreement or other instrument or obligation to which Seller is a party or by which Seller may be bound, except for such breach or default as to which valid waivers or consents shall be obtained prior to Closing;

                  (ii) violate any judgment, order, writ, injunction or decree of any court, administrative agency or governmental body applicable to Seller; or

                  (iii) cause, or give any person grounds to cause (with or without notice, the passage of time or both), the maturity of any liability or obligation of Seller to be accelerated or increased.

         (b) Except as set forth on Schedule 4.02(b) of the Disclosure Schedules, the execution and delivery of this Agreement by Seller, the consummation by Seller of the transactions contemplated by this Agreement and compliance by Seller with the provisions of this Agreement will not:

                  (i) conflict with or result in a breach of any provision of the organizational documents of Seller or result in a default or give rise to any right of termination, cancellation or acceleration under any of the provisions of any note, lien, bond, mortgage, indenture, license, lease, agreement or other instrument or obligation to which the Seller is a party or by which the Purchased Business, any of its assets or its business may be bound, except for such conflict, breach or default as to which valid waivers or consents shall be obtained prior to Closing;

                  (ii) violate any judgment, order, writ, injunction or decree of any court, administrative agency or governmental body applicable to the Purchased Business or the Purchased Assets; or


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                  (iii) cause, or give any person grounds to cause (with or
         without notice, the passage of time, or both), the maturity of any liability or obligation of the Purchased Business to be accelerated or increased.

         (c) Except as set forth on Schedule 4.02(c), all filings, consents and approvals of third parties and governmental authorities required in connection with the execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated by this Agreement (including any consents required under any contracts, agreements, permits, licenses, leases, notes or other instruments of Seller in connection with the change of ownership of the Purchased Business resulting from such transactions) have been obtained.

         SECTION 4.03. TAX MATTERS. Since March 25, 1996, Seller has accurately prepared in good faith and has duly filed with the appropriate Federal, state, local or foreign governmental agencies all tax returns or reports required to be filed by Seller as relate to the Purchased Business and the Purchased Assets. Except as set forth on Schedule 4.03 of the Disclosure Schedules, since March 25, 1996, all taxes due and payable by the Seller with respect to the Purchased Business and the Purchased Assets to any governmental authority for or with respect to the periods covered by such returns and reports or with respect to any period (or portions thereof) ending on or before the Closing Date and all interest, penalties, assessments and deficiencies connected therewith, have been paid in full or the Seller has adequately reserved for or made accruals with respect to all taxes due and payable. Except as set forth on Schedule 4.03, Seller has not executed or filed with any taxing authority any agreement extending the period for assessment or collection of any such taxes. Except as set forth on Schedule 4.03, Seller is not a party to any tax sharing agreement or to any pending action or proceeding nor is any such action or proceeding threatened by any governmental authority for the assessment or collection of taxes and no deficiency notices or reports have been received by Seller with respect to any of the tax returns of Seller. Except as set forth on Schedule 4.03, since March 25, 1996, Seller has not been subject to any Federal, state, local or foreign tax dispute or audit.

         SECTION 4.04. COMPLIANCE WITH LAWS; NO DEFAULT OR LITIGATION.

                  (a) Seller is not in default or violation under (i) any contract, agreement, lease, consent, order or other commitment of the Purchased Business or (ii) any law, rule, regulation, writ, injunction, order or decree of any court or any foreign, Federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality applicable to the Purchased Business or the Purchased Assets;

                  (b) there are no actions, suits, claims, investigations or legal, arbitration or administrative proceedings in progress, pending or, to the best knowledge of Seller, threatened against the Seller with respect to the consummation of the transactions contemplated by this Agreement; and


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                  (c) no action, suit, or proceeding has been instituted or, to the best knowledge of Seller, is threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated by this Agreement.

         SECTION 4.05. LEASED REAL PROPERTY. Schedule 4.05 of the Disclosure Schedules contains a true and complete list and copies of all leases under which Seller is a lessee of real property (the "Leased Real Property"). The leases comprising Schedule 4.05 are in full force and effect and there are no defaults thereunder on the part of Seller or, to the best knowledge of Seller, any other party thereto, nor has any event occurred which, with notice or lapse of time or both, would constitute a default thereunder by Seller.

         SECTION 4.06. LEASED PERSONAL PROPERTY. Schedule 4.06 of the Disclosure Schedules contains a true and complete list and copies of all leases and other agreements under which the Seller is a lessee (including, but not limited to, tools, furniture, machinery, vehicles, equipment, or other personal property) owned by any other person (the "Leased Personal Property"). Except as set forth on Schedule 4.06, each of the leases listed in Schedule 4.06 are in full force and effect and there are no defaults thereunder on the part of the Seller or, to the best knowledge of Seller, any other party thereto, nor has any event occurred which, with notice or lapse of time or both, would constitute a default thereunder by the Seller.

         SECTION 4.07. FINANCIAL STATEMENTS. Seller has furnished to Buyer true and complete copies of the following financial statements of Seller (collectively referred to as the "Financial Statements"), copies of which are attached as Schedule 4.07 of the Disclosure Schedules:

                  (a) The unaudited internally prepared balance sheets and income statements of Seller for the period commencing March 25, 1996 through December 31, 1996 (the "Prior Year Financial Statements"). The Prior Year Financial Statements have been prepared from the books and records of Seller on a consistent basis with prior periods and fairly present the revenues and expenses of Seller for the period then ended (except for usual, recurring year-end adjustments).

                  (b) The unaudited internally prepared balance sheet and income statement of Seller as of October 31, 1997, for the ten (10) month period ended October 31, 1997 (collectively, the "Current Year Financial Statements"). Except as set forth on Schedule 4.07, the Current Year Financial Statements have been prepared from the books and records of Seller on a consistent basis with prior periods and fairly present the revenues and expenses of Seller (except for normal, recurring year-end adjustments) and fairly present the results of operations of Seller for the periods then ended.

         Except as set forth on Schedule 4.07, Seller has no liabilities or obligations, fixed, contingent, accrued or otherwise which should be but are not reflected in its October 31, 1997 balance sheet, except for liabilities or obligations incurred since October 31, 1997, in the ordinary


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and normal course of its business consistent with prior practice and which will not have a Material Adverse Effect.

         SECTION 4.08. INVENTORIES. Except as set forth on Schedule 4.08 of the Disclosure Schedules or as Seller may have reserved against in the Current Year Financial Statements, no material portion of the Inventory consists of items which are not merchantable or which are not suitable and usable for the production or completion of merchantable products for sale within a reasonable period of time in the ordinary course of its business as determined in accordance with GAAP and no material portion of the Inventory consists of any items which are slow-moving, obsolete or of below-standard quality. The quantities of all lines of the Inventory are reasonable and appropriate in the present circumstances of the Purchased Business. The raw materials and component parts portions of the Inventory are sufficient to satisfy all of the business needs of the Purchased Business, consistent with the historical sales trends of the Purchased Business.

         SECTION 4.09. MATERIAL CONTRACTS.

                  (a) Schedule 4.09(a) of the Disclosure Schedules lists and includes copies (except no copies of purchase orders in an amount less than Ten Thousand Dollars ($10,000) shall be included) of all contracts, leases (other than those described in Schedule 4.05 or Schedule 4.06 of the Disclosure Schedules, which are incorporated by reference into Schedule 4.09(a)), agreements, commitments, purchase orders, work orders, customer orders and other arrangements, including all amendments thereto, to which Seller is a party, except for those contracts, leases, commitments, purchase orders, work orders and agreements (i) which were entered into in the ordinary course of business and (ii) under which the obligations of Seller have been or shall be fully discharged within ninety (90) days from the date such obligation was entered into and (iii) which individually involve an obligation or liability on the part of Seller in any amount less than Ten Thousand Dollars ($10,000) (the "Material Contracts").

                  (b) All of the Material Contracts are valid and binding obligations of Seller and, except as set forth on Schedule 4.02(c), do not require the consent of any other party thereto to the sale of the Purchased Business or the Purchased Assets to Buyer hereunder to continue to be valid and binding, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles of general application affecting the rights of creditors and (ii) general principles of equity affecting the right to specific enforceability of any of the remedies contained therein. Except as set forth in Schedule 4.09(b), (i) none of the payments required to be made by Seller under any of the Material Contracts has been prepaid more than thirty (30) days prior to the due date of such payment thereunder and (ii) to the best knowledge of Seller, there is not any existing default or event which, with notice or lapse of time or both, would constitute a default under any of the Material Contracts.

                  (c) Except as set forth on Schedule 4.09(c), Seller is not a party to any of the following:


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                           (i) any indenture, mortgage, note, guaranty, letter
                  of credit, installment obligation, agreement or other instrument relating to the borrowing of money or the guaranteeing of any obligation for the borrowing of money;

                           (ii) any agreement, contract or other commitment that
                  would limit the ability of the Purchased Business (or any manager or officer thereof) to compete in any line of business or with any person or in any geographic area or otherwise to conduct the Purchased Business as presently conducted or to use or disclose any information in the possession of the Purchased Business;

                           (iii) any license agreement, including any agreement
                  with respect to any manufacturing rights granted to or by the Purchased Business; or

                           (iv) any joint venture partnership or similar
                  agreement.

                  (d) Commencing March 25, 1996, all contracts, leases, agreements and instruments of Seller have been performed in all material respects by Seller and the Purchased Business has no material unfulfilled obligations thereunder.

                  (e) Commencing March 25, 1996, none of the Material Contracts which require the production of products or the provision of services has had or may have associated with it a negative gross or net margin, as determined in accordance with GAAP.

         SECTION 4.10. ACCOUNTS AND NOTES RECEIVABLE. Schedule 4.10 of the Disclosure Schedules contains a true and complete list of all third party unpaid accounts and notes receivable of Seller as of October 31, 1997. Except as otherwise set forth in Schedule 4.10 or as Seller may have reserved against in the Current Year Financial Statements, all of the accounts and notes receivable as of the date of this Agreement constitute valid claims which arose in the ordinary course of the Purchased Business and, except as set forth on Schedule 4.10, there is:

                  (a) no account or note receivable debtor who has refused or, to the best knowledge of Seller, threatened to refuse to pay its obligations for any reason;

                  (b) no account or note receivable debtor who is, to the best knowledge of Seller, insolvent, unable to pay its debts as they become due, or in bankruptcy; and

                  (c) no account or note receivable pledged to any third party.

         SECTION 4.11. CERTAIN TRANSACTIONS; ADVERSE CHANGE. Except as set forth on Schedule 4.11 of the Disclosure Schedules, since October 31, 1997, the Purchased Business has been operated in the ordinary course and has not:


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                  (a) sold or in any way transferred or otherwise disposed of any of its assets or property, except for sales of inventory in the ordinary course of its business or the disposition of other assets or property in the ordinary course of business, consistent with past practice;

                  (b) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except liabilities and obligations incurred in the ordinary course of its business which will not have a Material Adverse Effect;

                  (c) suffered any casualty, damage, destruction, loss or any material interruption in use of any material assets or property (whether or not covered by insurance) on account of fire, flood, riot, strike or other hazard or Act of God;

                  (d) entered into any material agreement or made any material commitment;

                  (e) received any notice of termination of any Material Contract, lease or other agreement;

                  (f) made or suffered any change in its financial condition, its assets or any aspect of the business having a Material Adverse Effect;

                  (g) waived any right or canceled or compromised any debt or claim, other than in the ordinary course of the business;

                  (h) made (or committed to make) capital expenditures in an amount which exceeds $10,000 in the aggregate;

                  (i) had any actual or overtly threatened employee strikes, work stoppages, slow-downs, lock-outs or had any material change in its relationship with any of its employees, salesmen, distributors, sales representatives or independent contractors or any other person working on behalf of the Purchased Business;

                  (j) made any change in the rate of compensation, commission, benefits, bonus or other remuneration payable or paid or agreed to pay any bonus, extra compensation, pension, severance, vacation or other benefit to any shareholder, director, officer, employee, salesman or distributor of the Purchased Business, other than regularly scheduled increases, bonuses or benefits about which Buyer has received prior written notice;

                  (k) declared or paid any dividend or made any distribution or other payment to Seller; or

                  (l) without limitation by the enumeration of any of the foregoing, except for the execution of this Agreement, entered into any transaction other than in the ordinary course of its business.

         SECTION 4.12. CUSTOMERS AND SUPPLIERS. Except as set forth on Schedule
4.12 of the Disclosure Schedules, Seller has no knowledge of any intention of or indication by a "Significant Customer" (as defined below) or a "Significant Supplier" (as defined below) to terminate its business relationship with the Purchased Business or to limit or alter its business relationship with the Purchased Business in any material respect. As used in this Agreement, (a) "Significant Customer" means any of the twenty (20) largest customers, by sales revenue, of the Purchased Business during the twelve (12) month period ending September 30, 1997, and (b) "Significant Supplier" means any of the fifteen (15) largest suppliers, by dollar volume, of the Purchased Business during the twelve month period ending September 30, 1997. Schedule 4.12 of the Disclosure Schedules contains a true and correct list of all of the Significant Customers and Significant Suppliers of the Purchased Business as of September 30, 1997.

         SECTION 4.13. WARRANTIES. Except as set forth on Schedule 4.13 of the Disclosure Schedules, Seller has made no oral or written warranties with respect to the quality or absence of defects of its products or services which are currently in force. Except as set forth on Schedule 4.13, there are no claims pending or, to the best of Seller's knowledge, anticipated or threatened against the Purchased Business with respect to the quality or absence of defects in such products or services.

         SECTION 4.14. LICENSES AND PERMITS.

                  (a) Seller possesses all franchises, licenses, permits, certificates, approvals and other authorizations necessary to own or lease and operate its assets and to conduct the business presently conducted by the Purchased Business (the "Permits"). Schedule 4.14 of the Disclosure Schedules contains a true and complete list and copies of each of the Permits.

                  (b) Seller has fulfilled and performed its obligations under each of the Permits in all material respects, and no event has occurred which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any of the Permits or would permit revocation or termination of any of the Permits.

                  (c) Except as set forth on Schedule 4.02(c), no consent is required from the issuer of any Permit for such Permit to continue in full force and effect following the transfer of the Purchased Business and the Purchased Assets to Buyer.

         SECTION 4.15. PROPRIETARY INFORMATION. Seller owns or possesses the right to use the trade names, trademarks, trademark applications, copyrights, copyright applications, patents, patent applications, inventions, trade secrets, proprietary processes and formulae and all other proprietary technical information, whether patentable or unpatentable, directly or indirectly related to its products, services or operations or necessary to conduct the Purchased Business as presently conducted (collectively, the "Intellectual Property"). Schedule 4.15 of the Disclosure Schedules contains a true and complete list and copies of each of the patents, copyrights, trademarks, tradenames and service marks registrations and any and all pending applications therefor, owned or licensed by the Seller (along with a designation as to whether owned or licensed).

         Seller has no knowledge of any claim and has no reason to believe that any third party asserts ownership rights in any of the Intellectual Property of Seller. Seller has no knowledge of any claim nor has any reason to believe that use of any of the Intellectual Property by the Purchased Business infringes upon any right of any third party. Seller has no knowledge nor has any reason to believe that any third party is infringing upon any of the rights of the Purchased Business in any of the Intellectual Property.

         SECTION 4.16. TITLE TO THE ASSETS OF THE PURCHASED BUSINESS; COMPLETENESS AND CONDITION OF ASSETS. Except (i) as may be specifically disclosed in the Current Year Financial Statements, (ii) for any lien for current taxes not yet delinquent or which are being contested in good faith by appropriate proceedings and have been adequately reserved for in the Current Year Financial Statements, (iii) for pledges to secure deposits of states, municipalities or fiduciary customers undertaken in the ordinary course of the Purchased Business and (iv) as set forth on Schedule 4.16 of the Disclosure Schedules, Seller owns the Purchased Assets free and clear of all mortgages, liens, pledges, charges, security interests, encumbrances, easements, encroachments, rights of third parties or other interests of any kind or character (collectively, the "Claims"). Except as disclosed on Schedule 4.16, the Purchased Assets include all of the assets and properties which are necessary to conduct the Purchased Business as presently conducted and to perform, in all material respects, all of the contracts, leases, agreements, commitments, purchase orders, work orders, customer orders and other arrangements of the Purchased Business. All of the Equipment regularly used in the Purchased Business is in good operating condition, ordinary wear and tear excepted.

         SECTION 4.17. ENVIRONMENTAL MATTERS. Schedule 4.17 of the Disclosure Schedules contains (a) a description of (i) all licenses, permits and compliance schedules and, to the best of Seller's knowledge, all regulatory plans which relate to the Purchased Business, together with the durations and renewal dates thereof, and (ii) all litigation, investigations, inquiries and other proceedings, rulings, orders or citations pending involving the Purchased Business of which Seller has received notice or, to the best of Seller's knowledge, threatened by government officials with respect to the Purchased Business, as the result of any actual or alleged failure of the Purchased Business to comply with any requirement of any Environmental Laws (as hereinafter defined) and (b) a complete list of all solid waste dumps and hazardous waste disposal, treatment and storage facilities which are presently or, to the best of Seller's knowledge, were used by the Purchased Business at any time since March 25, 1996 for disposal of hazardous waste as that term is defined in RCRA (as hereinafter defined).

         Except as disclosed on Schedule 4.17:

                           (A) Seller has received all material permits and
                  approvals, kept all material records and made all material filings required by applicable Federal, state or local laws with respect to emissions into the environment (including solids, liquids, and gases) and the proper disposal of such materials (including solid waste materials);

                           (B) Seller is not the subject of any Federal, state
                  or local investigation evaluating whether any Remedial Action (as hereinafter defined) is needed to respond to a Release (as hereinafter defined) of any Contaminant (as hereinafter defined) into the environment;

                           (C) since March 25, 1996, Seller has not filed, nor
                  has Seller been required to file, any notice under Federal, state or local laws indicating past or present treatment, storage or disposal of a hazardous waste as defined under 40 C.F.R., Parts 260-270, or any state equivalent or reporting a spill or Release of a Contaminant at, on, under or about any property leased or used by the Purchased Business;

                           (D) except for discharges in accordance with
                  applicable Environmental Laws, since March 25, 1996, Seller has not disposed of any hazardous waste or substance by placing it in or on the ground or waters of any property now or previously owned, leased or used by the Purchased Business;

                           (E) no underground storage tanks or surface
                  impoundments are located at, on or under any property now owned or leased by Seller; and

                           (F) no lien in favor of any governmental authority
                  for (1) any liability under any Environmental Laws or (2) to the best of Seller's knowledge, damages arising from or costs incurred by such governmental authority in response to a Release of a Contaminant into the environment has been filed or attached to the property leased by the Seller.

         For purposes of this Agreement:

                  (a) "Contaminant" means those substances which are regulated by or form the basis of liability under any Environmental Laws including, but not limited to, asbestos and polychlorinated biphenyls ("PCBs");

                  (b) "Environmental Laws" means all applicable Federal, state and local laws, regulations or ordinances or amendments to such regulations or ordinances relative to air quality, water quality, solid waste management, hazardous or toxic substances or the protection of health or the environment including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C.

         Section 9601, et seq.), the Hazardous Material Transportation Act (49 U.S.C. Section 1801, et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251, et seq.), the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. Section 6901, et seq.) ("RCRA"), the Clean Air Act, as amended (42 U.S.C. Section 7401, et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. Section 2601, et seq.), the Federal Insecticide, Fungicide and Rodenticide Act, as amended (7 U.S.C. Section 136, et seq.), the Clean Water Act of 1977, as amended (33 U.S.C. Section 1251, et seq.), and the National Environmental Policy Act of 1969, as amended (42 U.S.C. Section 4321, et seq.) and any analogous state or local statutes and the regulations promulgated pursuant thereto;

                  (c) "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment, including the movement of any Contaminant or other substance through or in the air, soil, surface water, groundwater or property or as defined in any Environmental Laws; and

                  (d) "Remedial Action" means any action required under any Environmental Laws to (i) clean up, remove, treat or in any other way address any Contaminant or other substance in the environment, (ii) prevent the Release or threat of Release or minimize the further Release of any Contaminant or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the environment or (iii) perform preremedial studies and investigations and post-remedial monitoring and care.

         SECTION 4.18. EMPLOYEE BENEFIT PLANS.

                  (a) Schedule 4.18(a) of the Disclosure Schedules contains a true and complete list and copies of each contract, agreement, plan or arrangement which is an "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently maintained by or on behalf of Seller covering the employees of the Purchased Business or to which Seller is currently obligated to contribute (collectively, the "Employee Benefit Plans"). Except as disclosed on Schedule 4.18(a), with respect to each Employee Benefit Plan:

                           (i) as to each such Employee Benefit Plan which is a
                  "pension plan" (within the meaning of ERISA Section 3(2), but not including a "multi-employer plan" within the meaning of
                  Section 3(37) of ERISA) (a "Pension Plan"), the Pension Plan is qualified under Section 401(a) of the Internal Revenue Code (the "Code"), to the extent it is intended to be so qualified and complies in all respects with ERISA;

                           (ii) a determination letter has been received from
                  the Internal Revenue Service (or an application for such determination letter is currently pending) with respect to the tax qualified status of each Pension Plan and Seller has satisfied all conditions to which each such determination letter is subject;

                           (iii) no Pension Plan has an "accumulated funding
                  deficiency," whether or not waived, as defined in Section 302(a)(2) of ERISA;

                           (iv) no "reportable event" within the meaning of
                  Section 4043(b) of ERISA has occurred with respect to any Pension Plan;

                           (v) no notice of intent to terminate any Pension Plan
                  that is subject to Subtitle B of Title IV of ERISA has been provided to participants or filed with the Pension Benefit Guaranty Corporation ("PBGC") under Section 4041 of ERISA, nor has the PBGC instituted any proceeding under Section 4042 of ERISA to terminate any Pension Plan, nor has there been, since January 1, 1976, any termination or partial termination of any such Pension Plan within the meaning of Section 411(d)(3) of the Code;

                           (vi) there has been no non-exempt "prohibited
                  transaction" within the meaning of Section 4975 of the Code or
                  Section 406 of ERISA with respect to any such Employee Benefit Plan; and

                           (vii) all disclosures and filings respecting each
                  such plan required under ERISA or the Code has been timely provided and each Employee Benefit Plan has been administered in all respects in accordance with its governing documents and is in compliance with all applicable laws including, specifically, the Retirement Equity Act of 1984 and the Consolidated Omnibus Budget Reconciliation Act of 1985.

                  (b) Except as disclosed on Schedule 4.18(b), with respect to each Employee Benefit Plan, there are no pending claims, investigations or causes of action as to which Seller has received notice and, to the best of Seller's knowledge, no claims are planned or threatened against any Employee Benefit Plan or fiduciary of any Employee Benefit Plan by any participant, beneficiary or governmental agency with respect to the qualification or administration of any Employee Benefit Plan.

                  (c) Except as disclosed on Schedule 4.18(c), Seller has no liability, jointly or otherwise, for (i) any pension plan for which Seller or a member of the Seller's controlled group (within the meaning of Section 4001(b) of ERISA (a "Controlled Group") is or was a contributing sponsor that is subject to Subtitle B of Title IV of ERISA, or (ii) any withdrawal liability demanded or yet to be demanded under Title IV of ERISA by any multi-employer plan within the meaning of Section 3(37) of ERISA (a "Multi-Employer Plan") for a complete or partial withdrawal from such Multi-Employer Plan for any Controlled Group of which Seller is or was a member.

                  (d) Except as disclosed on Schedule 4.18(d), Seller has made no representation to or agreement with any of the employees of the Purchased Business (whether written or oral) with respect to (i) the provision of any employee benefits by Buyer or the Purchased

         Business beyond the Closing Date, or (ii) the continuation of any benefits by Buyer or the Purchased Business beyond the Closing Date under any of the Employee Benefit Plans.

         SECTION 4.19. LITIGATION; PRODUCT LIABILITY; WORKERS' COMPENSATION.

                  (a) Except as disclosed on Schedule 4.19(a) of the Disclosure Schedules, there is no litigation, suit, proceeding, action, claim or investigation against Seller before any governmental authority and there are no facts known to Seller that might reasonably be expected to result in any such litigation, suit, proceeding, action, claim or investigation. Seller is not subject to or in default with respect to any presently existing order, writ, injunction, decree or written notice received by Seller from any governmental authority.

                  (b) Except as disclosed on Schedule 4.19(b) of the Disclosure Schedules, there have been no material warranty, charge back or product liability claims made against Seller since March 25, 1996.

                  (c) Except as disclosed on Schedule 4.19(c) of the Disclosure Schedules, there are no workers' compensation claims involving the Purchased Business for which any current or former employee of Seller is receiving ongoing medical or wage benefits.

         SECTION 4.20. EMPLOYEES, CONSULTANTS AND INDEPENDENT CONTRACTORS.

                  (a) Set forth on Schedule 4.20(a) of the Disclosure Schedules is a true and complete list of each person employed by Seller as of October 31, 1997, which identifies each such person by name, social security number, date of hire, current compensation, date of birth, sex and status as an hourly or salaried employee. Schedule 4.20(a) identifies persons who are not actively-at-work as of such date, describes the date such inactive status commenced, the cause of such inactive status at the date such inactive status commenced (e.g. layoff, leave of absence or disability) and lists the employee benefits, workers' compensation benefits and any other compensation or benefits applicable to each such person as of the Closing Date. For purposes of this Schedule 4.20(a), persons absent due to vacation shall be considered to be actively-at-work.

                  (b) Schedule 4.18 and Schedule 4.20(b) of the Disclosure Schedules set forth a true and complete list and copies of all agreements with any of the current or former employees, consultants and independent contractors of Seller to which the Seller is a party or by which it is bound and, in any such case, pursuant to which the Purchased Business has any continuing obligations.

                  (c) Schedule 4.20(c) of the Disclosure Schedules sets forth a true and complete list of all consultants and independent contractors of Seller who had, during the twelve (12) month period ended September 30, 1997, received remuneration from the Purchased Business in excess of Twenty Thousand Dollars ($20,000) together with the current compensation for each such consultant and independent contractor, other than legal and accounting.

         SECTION 4.21. INSURANCE. Schedule 4.21 of the Disclosure Schedules sets forth a true and complete list and copies of all policies of liability, theft, fidelity, fire, product liability, workers' compensation and other forms of insurance held by Seller, and specifies the insurer, amount of coverage, type of insurance and policy numbers. Schedule 4.21 also sets forth any pending claims under such policies. The policies listed in Schedule 4.21 are outstanding and in full force and effect and all premiums due and payable with respect to such policies have been paid in full.

                                    ARTICLE V

                     WARRANTIES AND REPRESENTATIONS OF BUYER

         As a material inducement to Seller to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Buyer represents and warrants to Seller as follows:

         SECTION 5.01. ORGANIZATION; POWER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Buyer has all the requisite corporate power and authority to own, lease and operate its business as it is now being conducted and to enter into this Agreement.

         SECTION 5.02. AUTHORITY, NO VIOLATION, ETC. The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement and the other agreements and documents to be executed and delivered by Buyer pursuant to the provisions of this Agreement, constitute legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective provisions and conditions, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles of general application affecting the rights of creditors and (ii) general principles of equity affecting the right to specific enforceability of any of the remedies contained herein and therein. The execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement and compliance by Buyer with the provisions of this Agreement will not:

                  (a) conflict with or result in a breach of any provision of the organizational documents of Buyer or result in a default or give rise to any right of termination, cancellation or acceleration under any of the provisions of any note, lien, bond, mortgage, indenture, license, lease, agreement or other instrument or obligation to which Buyer is a party or by which Buyer, any of its assets or its business may be bound, except for such conflict, breach or default as to which valid waivers or consents have been obtained;

                  (b) violate any judgment, order, writ, injunction or decree of any court, administrative agency or governmental body applicable to Buyer, its assets or its business; or

                  (c) cause, or give any person grounds to cause (with or without notice, the passage of time, or both), the maturity of any liability or obligation of Buyer to be accelerated or increased.

         All filings, consents and approvals of third parties and governmental authorities required in connection with the execution and delivery by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated by this Agreement have been obtained.

         SECTION 5.03. NO LITIGATION. No action, suit or proceeding has been instituted or, to the best knowledge of Buyer, is threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated by this Agreement.

                                   ARTICLE VI

                     CERTAIN PRE-CLOSING COVENANTS OF SELLER

         Seller covenants and agrees, between the date of this Agreement and the Closing, except as otherwise consented to by Buyer:

         SECTION 6.01. MAINTENANCE OF THE CORPORATE STATUS. Seller shall (i) be maintained at all times as a corporation validly existing and in good standing under the laws of Ohio, and duly authorized to do business in each and every jurisdiction material to the operation of Seller and (ii) timely file all required reports with every governmental or taxing authority applicable to Seller.

         SECTION 6.02. OPERATION OF THE PURCHASED BUSINESS. Seller shall operate the Purchased Business in the ordinary course with prior historical practices, and Seller shall use all commercially reasonable efforts to (i) preserve the Purchased Business intact and conserve the goodwill related thereto, (ii) keep available and maintain the services of all employees, agents and representatives of Seller on the same or substantially the same terms and conditions, (iii) continue and preserve good relationships with suppliers, customers and others having business dealings or relationships with Seller, (iv) maintain in full force and effect all material licenses and permits required for the operation of the Purchased Business as presently conducted, (v) maintain, consistent with past practices of Seller, all of Seller's buildings, offices, shops and other structures, machinery, tools, equipment, fixtures and other properties, (vi) not knowingly do any act or omit any act or permit any omission to act, reasonably within its control, which will cause a breach or default under any of the Material Contracts of Seller, and (vii) neither take any of the actions described in Section 4.11, nor allow any of such actions to occur.

         SECTION 6.03. ACCESS TO THE PURCHASED BUSINESS. Seller shall make available to Buyer all information in its possession concerning the Purchased Business that Buyer shall request. In addition, and without limiting the generality of the foregoing, Seller shall make available its management team to provide information to Buyer concerning the Significant Suppliers and Significant Customers of Seller and shall permit Buyer and its accountants, attorneys and other authorized representatives to enter upon the Seller's offices and plant sites upon reasonable advance notice in order to inspect the books and other records of Seller, to consult with and receive assistance from employees of Seller, to examine Seller's assets, and to carry out any reasonable tests and examinations of such assets deemed necessary by Buyer. Seller shall contact all governmental and other authorities to permit the release of required information to Buyer.

         SECTION 6.04. OBTAINING CONSENTS; NOTICES. Seller shall use commercially reasonable efforts to promptly obtain all consents and authorizations of third parties and governmental authorities, to make all filings, and to give all notices to third parties or governmental authorities which may be necessary or required in order to effect, and in connection with, the transactions contemplated by this Agreement.

         SECTION 6.05. EXCLUSIVE RIGHT TO ACQUIRE. Seller grants to Buyer the exclusive right to acquire the Purchased Assets until the Termination Date (as defined in Section 11.04 of this Agreement), and Seller shall not engage in discussions or negotiations with any other person or entity prior to the expiration of the Termination Date relating to the sale, merger or other disposition by Seller of the capital stock of Seller or the sale or other disposition by Seller of any of its assets (other than the Inventory in the ordinary course of the Purchased Business).

                                   ARTICLE VII

                   CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE

         The obligation of Buyer to consummate the transactions contemplated pursuant to the provisions of this Agreement is subject to the satisfaction, prior to or at the Closing, of each of the following conditions:

         SECTION 7.01. REPRESENTATIONS AND WARRANTIES OF SELLER. Each of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as if made at and as of the Closing Date.

         SECTION 7.02. COMPLIANCE. Seller shall have performed, complied with and fulfilled all of the covenants, agreements, obligations and conditions required by this Agreement to be performed, complied with or fulfilled by Seller prior to or at the Closing.

         SECTION 7.03. LITIGATION. No order, decree or ruling of any governmental authority or court shall have been entered and no governmental proceeding or other action, suit, claim or investigation shall be pending or, to the best knowledge of Seller, threatened, pertaining to the transactions contemplated by this Agreement.

         SECTION 7.04. CONSENTS. Seller shall have obtained all consents and authorizations of governmental authorities and other third parties required to affect the transactions contemplated by this Agreement.

         SECTION 7.05. APPROVAL OF THE BOARD OF DIRECTORS OF BUYER. Buyer shall have received all corporate action necessary to authorize the (i) execution and delivery of this Agreement and any other agreements or instruments contemplated by this Agreement to which Buyer is a party and (ii) consummation of the transactions contemplated and performance of its other obligations under this Agreement.

         SECTION 7.06. FINANCING ADEQUATE. Buyer shall have received a written commitment for financing adequate to facilitate the acquisition of the Purchase Business by Buyer on terms acceptable to Buyer, at Buyer's sole discretion.

         SECTION 7.07. CLOSING DELIVERIES. Buyer shall have received from Seller all of the instruments, documents and other items described in Section 9.02, and the form and substance of all such deliveries shall be satisfactory in all reasonable respects to Buyer.

                                  ARTICLE VIII

                  CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE

         The obligation of Seller to consummate the transactions contemplated pursuant to the provisions of this Agreement is subject to the satisfaction, prior to or at the Closing, of each of the following conditions:

         SECTION 8.01. REPRESENTATIONS AND WARRANTIES OF BUYER. Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as if made at and as of the Closing Date.

         SECTION 8.02. COMPLIANCE. Buyer shall have performed, complied with and fulfilled all of the covenants, agreements, obligations and conditions required by this Agreement to be performed, complied with or fulfilled by Buyer prior to or at the Closing.

         SECTION 8.03. LITIGATION. No order, decree or ruling of any governmental authority or court shall have been entered and no governmental proceeding or other action, suit, claim or investigation shall be pending or, to the best knowledge of Buyer, threatened, pertaining to the transactions contemplated by this Agreement.

         SECTION 8.04. CLOSING DELIVERIES. Seller shall have received from Buyer all of the instruments, documents and other items described in Section 9.01 and the form and substance of all such deliveries shall be satisfactory in all reasonable respects to Seller.

                                   ARTICLE IX

                                   DELIVERIES

         SECTION 9.01. DELIVERIES TO SELLER AT THE CLOSING. At the Closing, and simultaneously with the deliveries to Buyer specified in Section 9.02 of this Agreement, Buyer shall deliver or cause to be delivered to Seller the following:

                  (a) a payment equal to the Purchase Price in accordance with the provisions set forth in Article II of this Agreement, allocated as set forth on Schedule 2.01;

                  (b) a duly executed Assumption Agreement in the form of
         Exhibit 9.01(b) attached;

                  (c) Secretary's Certificate certifying authorizing resolutions for the transactions described in this Agreement and incumbency; and

                  (d) any other documents or instruments of conveyance and transfer as Seller may reasonably request for the purpose of assigning, transferring, granting, conveying and confirming the sale of the Purchased Business and the Purchased Assets or any part thereof to Buyer.

         SECTION 9.02. DELIVERIES TO BUYER AT THE CLOSING. At the Closing, and simultaneously with the deliveries to Seller specified in Section 9.01 of this Agreement, Seller shall deliver or cause to be delivered to Buyer the following:

                  (a) a duly executed Bill of Sale in the form of Exhibit 9.02(a) attached;

                  (b) UCC financing statements or similar instruments or documents duly executed by any lienholders releasing their security interests, if any, in the Purchased Assets;

                  (c) a duly executed Transition Services Agreement in the form of Exhibit 9.02(c) attached;

                  (d) duly executed Supply Agreement(s) in form and substance satisfactory to Buyer and Seller;

                  (e) wire transfer instructions for payment of the Purchase Price;

                  (f) a duly executed Receipt;

                  (g) a Non-Competition Agreement executed by Seller and Churchill Industries, Inc., the sole shareholder of Seller in the form of Exhibit 9.02(g) attached;

                  (h) Consent to Assignment of Lease regarding the Leased Real Property;

                  (i) Secretary's Certificate certifying authorizing resolutions for the transactions described in this Agreement and incumbency;

                  (j) Guaranty of Hoffer's Inc. in the form of Exhibit 9.02(j) attached; and

                  (k) any other documents or instruments of conveyance and transfer as Buyer may reasonably request for the purpose of assigning, transferring, granting, conveying and confirming the sale of the Purchased Business and the Purchased Assets or any part thereof to Buyer.

                                    ARTICLE X

                       ADDITIONAL COVENANTS OF THE PARTIES

         SECTION 10.01. FURTHER ASSURANCES. Seller, after the Closing, without further consideration, shall execute, acknowledge and deliver any further assignments, conveyances and other assurances, documents and instruments of transfer, reasonably requested by Buyer, and shall take any other action consistent with the terms of this Agreement that may reasonably be requested by Buyer for the purpose of assigning, transferring, granting, conveying and confirming the Purchased Business or the Purchased Assets or any part thereof to Buyer.

         SECTION 10.02. ACCESS TO RECORDS. For a period of five (5) years after the Closing Date, Buyer shall retain or cause the Purchased Business to retain and make the books and records of the Purchased Business available for inspection by Seller or its duly authorized representatives and Seller and its representatives shall have reasonable access to (including the right to make copies), all of such books and records, to the extent that such access may reasonably be required in connection with matters relating to or affected by the operation of the Purchased Business or the Purchased Assets prior to the Closing. Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 10.02. After such five (5) year period, all such records may be destroyed by Buyer or the Purchased Business, unless Seller reasonably requests that such records be retained, at Seller's expense.

         SECTION 10.03. PUBLIC STATEMENTS. Except for disclosures required by applicable law, Buyer and Seller shall mutually agree upon the timing and content of any and all announcements and public statements relating to the signing of this Agreement and the transactions contemplated by this Agreement.

         SECTION 10.04. CHECKS AND DRAFTS. Seller shall honor (whether presented before, on or after the Closing) all checks and drafts drawn by it on or prior to the Closing to pay trade payables and other liabilities of the Purchased Business in conducting the Purchased Business in the ordinary course.


         SECTION 10.05. EMPLOYEE BENEFIT PLANS.

                  (a) Effective the day following the Closing Date, those employees of Seller whose employment with Buyer shall continue after the Closing Date, which shall not include any employees on lay-off, leave, disability (work-related or not), until such employees return to work (the "Continued Employees"), shall cease to be covered under the employee benefit plans of Seller and shall participate under the employee benefit plans, programs and policies maintained by Buyer, without any eligibility periods or conditions or pre-existing condition limitations. Seller shall remain liable for all benefits accrued or claims incurred on or prior to the Closing Date under all plans, programs and policies maintained by Seller and Buyer shall be liable for all benefits accrued and claims incurred after the Closing Date under the plans, programs and policies maintained by Buyer.

                  (b) Seller shall be solely responsible for the provisions of health care continuation coverage required under COBRA for those former employees of the Purchased Business and other persons whose entitlement to continuation coverage occurred on or before the Closing Date. Buyer shall offer continuation coverage under its group health plans to all eligible Continued Employees after the Closing Date.

                  (c) As soon as administratively feasible following the Closing Date, Seller shall direct the trustee of Seller's 401(k) plan to transfer to and Buyer shall direct the trustee of Buyer's 401(k) plan to accept the vested portion of account balances of the Continuing Employees in a manner that satisfies Section 414(1) and 411(d)(6) of the Code. Buyer hereby represents and covenants that Buyer's 401(k) plan has been determined qualified by the Internal Revenue Service, a copy of the most recent determination letter for Buyer's 401(k) plan has been provided to Seller and no event has occurred that would affect the qualification of Buyer's 401(k) plan. Seller and Buyer consent and agree to take such additional steps as are required bylaw or as may otherwise be necessary and convenient in order to permit the transfer of accounts contemplated by this Section 10.05(c).

                                   ARTICLE XI

                         DEPOSIT; EXTENSION; TERMINATION

         SECTION 11.01. DEPOSIT; EXTENSION; EARLY TERMINATION.

                  (a) Buyer, at its sole discretion, shall be entitled to extend the Closing Date or terminate this Agreement prior to the Termination Date, pursuant to the following:

                           (i) Upon execution of this Agreement, Buyer shall
                  remit a Fifty Thousand Dollar ($50,000) deposit to Seller to be applied to the Purchase Price.

                           (ii) If Closing does not occur prior to December 16,
                  1997, the deposit identified in Section 11.01(a)(i) shall be forfeited to Seller and shall not be considered as a deposit toward the Purchase Price or otherwise.

                           (iii) Buyer may extend the Closing Date to January
                  15, 1998 by remitting to Seller an additional Fifty Thousand Dollar ($50,000) deposit on December 16, 1997. Such deposit shall be considered a deposit to be applied to the Purchase Price. If such payment is not made on December 16, 1997, this Agreement shall terminate.

                           (iv) If by January 16, 1998 the Closing does not take
                  place, the deposit identified in Section 11.01(a)(iii) shall be forfeited to Seller and this Agreement shall terminate.

                           (v) For the purposes of this Subsection 11.01(a)(v)
                  only, AAPC guarantees the deposit identified in Subsection 11.01(a)(iii) above from Buyer to Seller.

         SECTION 11.02. TERMINATION BY MUTUAL AGREEMENT. This Agreement may be terminated by the mutual agreement in writing of the parties at any time prior to the Closing.

         SECTION 11.03. TERMINATION BY BUYER. This Agreement and any obligations of Buyer under this Agreement (other than its obligations under Sections 14.01 and 14.14) may be terminated by Buyer if, at the Closing, any of the conditions set forth in Article VII shall not have been satisfied in all material respects or waived in writing by Buyer.

         SECTION 11.04. TERMINATION BY SELLER. This Agreement and any obligations of Seller under this Agreement (other than its obligations under Sections 14.01 and 14.14) may be terminated by Seller if, at the Closing, any of the conditions set forth in Article VIII shall not have been satisfied in all material respects or waived in writing by Seller.

         SECTION 11.05. AUTOMATIC TERMINATION. This Agreement shall automatically terminate at 11:59 p.m. on January 15, 1998 (the "Termination Date"), unless the transactions contemplated by this Agreement are completed by 11:59 p.m. on January 15, 1998.

                                   ARTICLE XII

                              BULK SALES COMPLIANCE

         SECTION 12.01. BULK SALES COMPLIANCE. Each of Buyer and the Purchased Business waive compliance with the provisions of the applicable statutes relating to bulk transfers or bulk sales. In accordance with the provisions of
Section 13.01 of this Agreement, Seller shall indemnify and hold Buyer harmless from and against any and all losses, costs, damages, claims or expenses which Buyer may sustain by reason of Seller's failure to comply with such bulk transfer or bulk sales provisions, except with respect to the Assumed Obligations.

                                  ARTICLE XIII

                                 INDEMNIFICATION

         SECTION 13.01. INDEMNIFICATION BY SELLER. Seller shall indemnify, defend and hold each of Buyer and the Purchased Business and their respective successors, permitted assigns, shareholders, directors, officers, employees and other affiliates (collectively, "Buyer's Indemnified Persons") harmless from and against any loss, damage, liability, claim, action, cause of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies, fines, penalties, costs and expenses including, but not limited to, attorneys', accountants', investigators' and experts' fees and expenses, each reasonably sustained or incurred in connection with the defense or investigation of any such claim (collectively "Damages"), arising out of or in any way relating to:

                  (a) the failure by Seller to perform any of its obligations under this Agreement;

                  (b) the failure by Seller to discharge when due any Excluded Liability;

                  (c) any misrepresentation in or breach of the representations and warranties of Seller or the failure of Seller to perform any of its covenants or obligations contained in this Agreement or in any instrument or document furnished or to be furnished by Seller pursuant to this Agreement or in connection with the transactions contemplated by this Agreement;

                  (d) except for the Assumed Obligations reflected in the October 31, 1997 balance sheet and those Assumed Obligations incurred since October 31, 1997 in the ordinary and normal course of the Purchased Business consistent with prior practice and disclosed to Buyer, the operation of the Purchased Business on or prior to the Closing Date, including all claims and proceedings the facts forming the basis for which occurred on or prior to the Closing Date, whether or not disclosed by Seller to Buyer;

                  (e) any actions, claims, suits or proceedings asserted by third parties alleging personal injury or property damage due to, arising out of, or by reason of the design, manufacture or use of any products of the Purchased Business on or prior to the Closing Date;

                  (f) any workers' compensation claims of any employee or former employee of the Purchased Business arising from events occurring on or prior to the Closing Date;

                  (g) any Environmental Claim (as hereinafter defined) arising under any of the Environmental Laws or any Remedial Action arising pursuant to any of the Environmental Laws including, but not limited to, investigation, remediation or removal of any Contaminant arising out of or based upon the operation of the Purchased Business on or prior to the Closing Date (Buyer and Seller agreeing that the disclosures made pursuant to Schedule 4.17 or any attachment thereto in no way limit the right of any of Buyer's Indemnified Persons to indemnification under this Section 13.01);

                  (h) except for the Assumed Obligations, any and all claims for compensation and other employee benefits (including, but not limited to, severance pay, outplacement benefits, disability benefits, health, retiree medical, workers' compensation, tuition assistance, death benefits and pension and profit sharing plans and claims relating to employment or termination of employment) accruing on or prior to the Closing Date or on or after the Closing Date with respect to the payment of severance benefits and other welfare benefit payments, if any, with respect to (i) employees of the Purchased Business who have ceased employment with the Purchased Business on or prior to the Closing Date and (ii) employees of the Purchased Business who, on the Closing Date, are on medical leave, maternity leave, temporary lay-off or disability and related costs and liabilities, regardless of whether such claims and related costs and liabilities are made or incurred before, on or after the Closing Date; or

                  (i) except for the Assumed Obligations, all claims, investigations, actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorneys' fees and expenses (incurred thereon at trial and upon appeal), incident to the foregoing.

Seller shall only be obligated to indemnify Buyer to the extent the above amounts exceed the proceeds of insurance, if any, paid to Buyer covering the claims or recoveries from third parties, and Buyer covenants and agrees to pursue in good faith and with reasonable diligence any claims available under applicable insurance policies.

         "Environmental Claim" means any notice of any violation, claim, demand, abatement or other order (conditional or otherwise) by any governmental authority or any person (other than Buyer's Indemnified Persons) for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment, nuisance, pollution, contamination or other adverse affects on the environment or for fines, penalties or restrictions, resulting from or based upon (i) the existence or the continuation of the existence of a Release (including, but not limited to, sudden or non-sudden, accidental or non-accidental Releases) of, or exposure to, any substance, chemical, material, pollutant, Contaminant, odor or audible noise or other release or emission in, into or onto the environment (including, but not limited to, the air, ground, water or any surface) at, in, by, from or related to the Purchased Business in amounts in excess of the applicable legal standards, (ii) the environmental aspects of the transportation, storage, treatment or disposal of Contaminants or other substances in connection with the operation of the Purchased Business or (iii) the violation, or alleged violation, of any presently enacted or pending statutes, ordinances, orders, rules, regulations, Permits or licenses of or from any governmental authority, agency or court relating to environmental matters connected with the operation of the Purchased Business; provided, however, that any of Buyer's Indemnified Persons shall have the right to pursue an Environmental Claim against Seller in the event any of them suffer or incur any bona fide personal injury or property damage.

         SECTION 13.02. INDEMNIFICATION BY BUYER. Buyer shall indemnify, defend and hold Seller and its respective successors, permitted assigns, shareholders, directors, officers, employees and other affiliates (collectively, "Seller's Indemnified Persons") harmless from and against any Damages arising out of or in any way relating to:

                  (a) any misrepresentation in or breach of the representations and warranties of Buyer or the failure of Buyer to perform any of its covenants or obligations contained in this Agreement or in any instrument or document furnished or to be furnished by Buyer pursuant to this Agreement or in connection with the transactions contemplated by this Agreement;

                  (b) any liabilities, obligations, claims, suits or proceedings asserted by third parties due to, arising out of, or by reason of the operation of the Purchased Business after the Closing Date;

                  (c) the failure to discharge when due the Assumed Obligations, but not relative to or resulting from Seller's breach of the warranties or representations regarding the Assumed Obligations;

                  (d) any actions, claims, suits or proceedings asserted by third parties alleging personal injury or property damage due to, arising out of, or by reason of the design, manufacture or use of any products of the Purchased Business on or prior to the Closing Date;

                  (e) any workers' compensation claims of any employee or former employee of the Purchased Business arising from events occurring after the Closing Date;

                  (f) any Environmental Claim arising under any of the Environmental Laws or any Remedial Action arising pursuant to any of the Environmental Laws including, but not limited to, investigation, remediation or removal of any Contaminant arising out of or based upon the operation of the Purchased Business after the Closing Date;

                  (g) any and all claims for compensation and other employee benefits (including, but not limited to, severance pay, outplacement benefits, disability benefits, health, retiree medical, workers' compensation, tuition assistance, death benefits and pension and profit sharing plans and claims relating to employment or termination of employment) accruing after the Closing Date (except for severance benefits or welfare benefit payments, if any, with respect to (i) employees of the Purchased Business who have ceased employment with the Purchased Business on or prior to the Closing Date and (ii) employees of the Purchased Business who, on the Closing Date, are on medical leave, maternity leave, temporary lay-off or disability and related costs and liabilities, regardless of whether such claims and related costs and liabilities are made or incurred before, on or after the Closing Date);

                  (h) any liability of Churchill Industries, Inc. as to that certain Guaranty dated June 19, 1996 given for the benefit of J.M.J. Partnership, an Ohio general partnership, pursuant to that certain lease agreement more particularly described on Schedule 4.05 of the Disclosure Schedules; or

                  (i) all claims, investigations, actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorneys' fees and expenses (incurred thereon at trial and upon appeal), incident to the foregoing.

         SECTION 13.03. NOTICE. If any person believes that he, she or it has suffered or incurred any Damages, that person shall so notify the indemnifying party promptly in writing describing such loss or expense, the amount thereof, if known, and the method of computation of such Damages, all with reasonable particularity to permit the indemnifying party to assess the nature and cost of the claim. If any action at law, suit in equity or administrative action is instituted by or against a third party with respect to which any person intends to claim any liability or expense as Damages under this Article IX, such person shall promptly notify the indemnifying party of such action.

         SECTION 13.04. DEFENSE OF CLAIMS. The indemnifying party shall have thirty (30) calendar days after receipt of either notice referred to in Section
13.03 of this Agreement to notify the indemnified party that it elects to conduct and control any legal or administrative action or suit with respect to an indemnifiable claim. If the indemnifying party does not give such notice, the indemnified person shall have the right to defend, contest, settle or compromise such action or suit in the exercise of its exclusive discretion, and the indemnifying party shall, upon request from the indemnified person, promptly pay the indemnified person in accordance with the other provisions of this Article XIII the amount of any Damages resulting from its liability to the third party claimant. If the indemnifying party gives such notice, it shall have the right to undertake, conduct and control, through counsel of its own choosing at its sole expense, the conduct and settlement of such action or suit, and the indemnified person shall cooperate with the indemnifying party in connection therewith; provided, however, that (a) the indemnifying party shall not thereby permit to exist any lien, encumbrance or other adverse charge securing the claims indemnified hereunder upon any asset of the indemnified person, (b) the indemnifying party shall not thereby consent to the imposition of any injunction against the indemnified person without the written consent of the indemnified person,

(c) the indemnifying party shall permit the indemnified person to participate in such conduct or settlement through counsel chosen by the indemnified person, but the fees and expenses of such counsel shall be borne by the indemnified person except as provided in clause (d) below, and (d) upon a final determination of such action or suit, the indemnifying party shall agree promptly to reimburse to the extent required under this Article XIII (subject to the provisions of Section 13.07 of this Agreement) the indemnified person for the full amount of any Damages resulting from such action or suit and all reasonable and related expenses incurred by the indemnified person, except fees and expenses of counsel for the indemnified person incurred after the assumption of the conduct and control of such action or suit by the indemnifying party. So long as the indemnifying party is contesting any such action in good faith, the indemnified person shall not pay or settle any such action or suit. Notwithstanding the foregoing, the indemnified person shall have the right to pay or settle any such action or suit, provided that in such event the indemnified person shall waive any right to indemnity therefor from the indemnifying party and no amount in respect therefor shall be claimed as Damages under this Article XIII.

         SECTION 13.05. ENVIRONMENTAL MATTERS. Seller shall, at its sole expense and in the manner reasonably determined by Seller, conduct or direct any environmental clean-up or Remedial Action after the date of Closing for which Seller is responsible under this Agreement; provided, however, Seller will provide Buyer with a complete copy of any governmental filing or submission at the time it is made. Buyer agrees to cooperate with Seller in connection with any such clean-up or Remedial Action including, without limitation, making relevant personnel and records available to Seller at all reasonable times at a reasonable charge to be agreed upon between Buyer and Seller.

         SECTION 13.06. COOPERATION. If requested by the indemnifying party, the indemnified person shall cooperate with the indemnifying party and its counsel in contesting any claim which the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the claim or any cross-complaint against any person and further agrees to take such other action as reasonably may be requested by an indemnifying party to reduce or eliminate any loss or expense for which the indemnifying party would have responsibility, but the indemnifying party will reimburse the indemnified person for any expenses incurred by it in so cooperating or acting at the request of the indemnifying party.

         SECTION 13.07. LIMITATION. Notwithstanding anything to the contrary, Seller shall have no liability to Buyer's Indemnified Persons for indemnification under this Article XIII unless and until the aggregate amount of Damages exceeds Twenty-Five Thousand Dollars ($25,000.00) and only to the extent greater than Twenty-Five Thousand Dollars ($25,000.00). In the event that the aggregate Damages exceed the $25,000 threshold, Seller shall have no liability for indemnification under this Article XIII for any Damages which in the aggregate exceed the Final Purchase Price with respect thereto.

         SECTION 13.08. PAYMENT OF DAMAGES. The indemnifying party shall promptly pay to the indemnified person in immediately available funds the amount of any Damages to which the indemnified person is entitled by reason of the provisions of this Agreement. The parties covenant that any payment made pursuant to this Article XIII will be treated by the parties on their respective tax returns as an adjustment to the Purchase Price.

                                   ARTICLE XIV

                            MISCELLANEOUS PROVISIONS

         SECTION 14.01. EXPENSES. Each of the parties shall pay all costs and expenses incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement. In addition, Seller shall pay all costs and expenses incurred by the Purchased Business in connection with carrying out the transactions contemplated by this Agreement.

         SECTION 14.02. HEADINGS. The subject headings of the Articles and Sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

         SECTION 14.03. ENTIRE AGREEMENT. This Agreement, including the Disclosure Schedules referred to in this Agreement which form a part of this Agreement, and the instruments and documents to be delivered by the parties pursuant to the provisions of this Agreement, contain the entire understanding of the parties with respect to the transactions contemplated by this Agreement. There are no representations, warranties, covenants or undertakings other than those expressly set forth or provided for in this Agreement and such other instruments and documents. This Agreement supersedes all agreements and understandings between the parties with respect to the transactions contemplated by this Agreement.

         SECTION 14.04. MODIFICATION AND WAIVER. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties. The party for whose benefit a warranty, representation, covenant or condition is intended may in writing waive any inaccuracies in the warranties and representations contained in this Agreement or waive compliance with any of the covenants or conditions contained in this Agreement and so waive performance of any of the obligations of the other party to this Agreement and any defaults under this Agreement; provided, however, that such waiver shall not affect or impair the waiving party's rights with respect to any other warranty, representation or covenant or any default under this Agreement, nor shall any waiver constitute a continuing waiver.

         SECTION 14.05. COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         SECTION 14.06. DISCLOSURE SCHEDULES. All Disclosure Schedules attached to this Agreement are incorporated in this Agreement and made a part of this Agreement in the same manner as if such schedules were set forth at length in the text of this Agreement. For purposes of determining compliance by Seller with its obligations under this Agreement, an event, matter or thing described in any one Disclosure Schedule shall satisfy any requirement that such event, matter or thing is to be disclosed in any other Disclosure Schedule.

         SECTION 14.07. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors and assigns; provided, however, (a) neither this Agreement nor any of the obligations under this Agreement may be assigned by Seller without the prior written consent of Buyer and (b) Buyer may assign its rights under this Agreement to an affiliate of Buyer and to one or more lenders of Buyer or the Purchased Business for collateral security purposes. No such assignment shall relieve Buyer of any of its obligations under this Agreement.

         SECTION 14.08. NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by any party to this Agreement or pursuant to this Agreement and the indemnification rights and obligations with respect thereto set forth in Article XIII of this Agreement shall survive the Closing Date for a period of one year, at which time such representations, warranties and indemnification rights and obligations with respect thereto shall expire; provided, however, notwithstanding the foregoing, (a) the rights and obligations with respect to indemnification as provided in Article XIII shall continue with respect to any matter for which indemnification had been properly sought in writing prior to the expiration of such survival period, (b) all representations and warranties as to the title of the Purchased Assets set forth in Section 4.16 of this Agreement and the indemnification rights and obligations with respect thereto shall survive without any expiration and (c) all representations and warranties as to environmental matters set forth in Section
4.17 of this Agreement and the indemnification rights and obligations with respect thereto set forth in Article XIII of this Agreement shall survive the Closing Date for a period of two (2) years.

         SECTION 14.09. NOTICES. All notices, requests, demands and other communications to be given under this Agreement shall be in writing and shall be deemed given (a) on the date of service if served personally on the party to whom notice is to be given, (b) on the date of receipt if delivered by telecopy or nationally recognized overnight courier or (c) on the third (3rd) business day after deposit in the U.S. mail if mailed to the party to whom notice is to be given by certified or registered mail, return receipt required, postage prepaid and properly addressed as follows:

                  If to Buyer: American Glassmith Acquisition Corporation
                               _ American Architectural Products Corporation South Bridge Executive Center
                               755 Boardman-Canfield Road, Building G - West Boardman, Ohio 44512
                               Attn: Frank J. Amedia, Chief Executive Officer Telecopy No.: (330) 965-9915
                  with a copy to:  American Commercial Industries, Inc.
                                   812 Huron Road, East, No. 880
                                   Cleveland, Ohio 44115
                                   Attn: James E. Phillips, Esq.
                                   Telecopy No.:  (216) 687-6740

                  if to Seller:    American Glassmith, Inc.
                                   _ Churchill Industries, Inc.
                                   3100 Metropolitan Centre
                                   333 South 7th Street
                                   Minneapolis, Minnesota   55402
                                   Attn: Otto W. Seidenberg
                                         President and Chief Executive Officer
                                   Telecopy No.: (612) 673-6703

                  with a copy to:  The Churchill Companies
                                   3100 Metropolitan Centre
                                   333 South 7th Street
                                   Minneapolis, Minnesota   55402
                                   Attn: Kevin C. Dooley, Esq.
                                   Telecopy No.: (612) 673-6615

         SECTION 14.10. GENDER. Any reference to the masculine, feminine or neuter gender shall be deemed to include each other gender unless the context otherwise requires.

         SECTION 14.11. KNOWLEDGE OF SELLER. As used in this Agreement, the phrase "to the knowledge of Seller" or phrases of like import shall mean and be construed as the knowledge of the employee of Seller identified on Schedule
14.11 of the Disclosure Schedules.

         SECTION 14.12. GOVERNING LAW; CHOICE OF FORUM: SERVICE OF PROCESS; JURY TRIAL WAIVER.

                  (a) The validity, interpretation and enforcement of this Agreement, all Transactions contemplated by this Agreement and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of Ohio (without giving effect to principles of conflicts of law).

                  (b) Seller and Buyer irrevocably consent and submit to the non-exclusive jurisdiction of the state courts located in Franklin County, Ohio and the United States District Court for the Southern District of Ohio and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or the transactions related to this Agreement, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above.

                  (c) Seller and Buyer hereby waive personal service of any and all process upon them and consent that all such service of process may be made by certified mail (return receipt requested) directed to their respective addresses set forth in Section 14.09 of this Agreement and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, by service in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, the party to whom such process is brought shall appear in answer to such process, failing which such party shall be deemed in default and judgment may be entered for the amount of the claim and other relief requested.

                  (d) SELLER AND BUYER EACH HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR THE TRANSACTIONS RELATED HERETO WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT EQUITY OR OTHERWISE. SELLER AND BUYER EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT SELLER AND BUYER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

         SECTION 14.13. SEVERABILITY. In the event that any of the provisions of this Agreement are determined to be unenforceable by any court of competent jurisdiction, the parties to this Agreement shall consider such provisions amended and modified so as to eliminate such invalidity or unenforceability and all other provisions shall remain in full force or effect as originally written.

         SECTION 14.14. CONFIDENTIAL NATURE OF INFORMATION. Each party shall treat in confidence all documents, materials, and other information which it has and shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated by this Agreement (whether obtained before or after the date of this Agreement) and the preparation of this Agreement and other related documents. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (a) such party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (b) is known to the public and did not become so known through any violation of a legal obligation, (c) became known to the public through no fault of such party, (d) is later lawfully acquired by such party from other sources, (e) is required to be disclosed under the provisions of any Federal, state or local statute or regulation issued by a duly authorized agency, board or commission thereof or (f) is required to be disclosed by a rule or order of any court of competent jurisdiction. Each party agrees, if it breaches any of the terms of this Section 14.14, it will consent to the issuance of a temporary and/or permanent injunction by any court of competent jurisdiction enjoining such party from continuing to breach the terms of this Section 14.14.

         IN WITNESS WHEREOF, each of the parties to the Agreement has executed this Agreement this 10th day of December, 1997.

                                  AMERICAN GLASSMITH, INC.

                                  By: /s/ Otto W. Seidenberg
                                      ----------------------------------
                                  Name: Otto W. Seidenberg
                                        --------------------------------
                                  Title: CEO
                                         -------------------------------

                                  AMERICAN GLASSMITH ACQUISITION CORPORATION


                                  By: /s/ Frank J. Amedia
                                      ----------------------------------------
                                        Frank J. Amedia, President

                                  AMERICAN ARCHITECTURAL PRODUCTS CORPORATION*


                                  By: /s/ Frank J. Amedia
                                      ----------------------------------------
                                      Frank J. Amedia, Chief Executive Officer

                                  * Only a signatory so as to be bound by the provisions of Section 11.01(a)(v) of this Agreement.

                          LIST OF DISCLOSURE SCHEDULES


     The following schedules to the Asset Purchase Agreement have been omitted from this Exhibit 2.4. The Company agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.


Exhibit 9.01(a)      Form of Assumption Agreement
Exhibit 9.02(a)      Form of Bill of Sale and Assignment of Interests
Exhibit 9.02(c)      Form of Transition Services Agreement
Exhibit 9.02(g)      Form of Non-Competition Agreement
Exhibit 9.02(j)      Form of Guaranty

Schedule 2.01        Allocation of Purchase Price
Schedule 2.02(a)     Seller's Good Faith Estimate of Net Book Value of Purchased Assets
Schedule 4.02(a)     Conflicts; Defaults; Etc. of Seller
Schedule 4.02(b)     Conflicts; Defaults; Etc. of the Purchased Business
Schedule 4.02(c)     Required Consents
Schedule 4.03        Tax Matters
Schedule 4.05        Leased Real Property
Schedule 4.06        Leased Personal Property
Schedule 4.07        Financial Statements
Schedule 4.08        Inventories
Schedule 4.09(a)     Material Contracts
Schedule 4.09(b)     Prepayments; Defaults under Material Contracts
Schedule 4.09(c)     Certain Agreements
Schedule 4.10        Accounts and Notes Receivable
Schedule 4.11        Certain Transactions; Adverse Change
Schedule 4.12        Customers and Suppliers
Schedule 4.13        Warranties
Schedule 4.14        Licenses and Permits
Schedule 4.15        Proprietary Information
Schedule 4.16        Title to the Assets of the Purchased Business
Schedule 4.17        Environmental Matters
Schedule 4.18(a)     Employee Benefit Plans
Schedule 4.18(b)     Claims re:  Employee Benefit Plans
Schedule 4.18(c)     Multi-Employer Plans
Schedule 4.18(d)     Post-Closing Agreements re: Employee Benefit Plans
Schedule 4.19(a)     Litigation
Schedule 4.19(b)     Product Liability
Schedule 4.19(c)     Workers' Compensation Claims
Schedule 4.20(a)     List of Employees and Benefits
Schedule 4.20(b)     Agreements with Employees; Independent Contractors
Schedule 4.20(c)     Compensation
Schedule 4.21        Insurance
Schedule 14.11       Employee of Seller with Knowledge